UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2019

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Summerlin 1980 Festival Plaza Drive, Suite 680 Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 221-7800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	FLL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 4, 2019, Full House Resorts, Inc. (the "Company") entered into a new employment agreement (the "Employment Agreement") with Lewis A. Fanger, effective as of May 17, 2019, pursuant to which Mr. Fanger will continue to serve as the Company's Senior Vice President, Chief Financial Officer and Treasurer through May 17, 2022. In addition, the board of directors (the "Board") appointed Mr. Fanger to serve on the Board until the 2020 annual meeting of stockholders. Subject to the Board's fiduciary duties, the Company agreed to cause Mr. Fanger to be nominated to stand for election to the Board at any meeting of the stockholders of the Company during which any such election is held during the term of the Employment Agreement. Mr. Fanger will not receive any additional compensation for his service as a member of the Board. In the event Mr. Fanger is no longer employed by the Company for any reason, Mr. Fanger agreed to resign from the Board effective as of the last day of his employment. The Employment Agreement is substantially similar to Mr. Fanger's prior employment agreement, other than an increase in his annual base salary to $325,000 and his appointment to the Board (as discussed above). As with his prior employment agreement, the Employment Agreement provides that:

•
In addition to his base salary, Mr. Fanger has an opportunity to earn an annual discretionary cash performance bonus, based on achievement of individual and Company-based performance criteria established by the Company's board of directors or its compensation committee, in consultation with the chief executive officer, as applicable.

•
Mr. Fanger is entitled to (i) participate in customary health and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and disability policies each in the amount of $325,000.

•
Upon Mr. Fanger's termination of employment due to death or disability, he will be entitled to all vested stock options as of the termination date, as well as accelerated vesting of all outstanding stock options that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its terms.

•
If Mr. Fanger's employment is terminated by the Company without "Cause" or by Mr. Fanger for "Good Reason" (each, as defined in the Employment Agreement), then, in addition to accrued amounts, Mr. Fanger will be entitled to receive the following payments and benefits:

◦
cash severance in aggregate amount equal to (i) a pro-rata bonus equal to the average of the cash portion of annual bonuses earned in the immediately preceding two years; and (ii) one (1) year's salary, each payable in installments for one year after the termination date or, if the termination occurs within six months following a change in control, in a lump sum;

◦
any unpaid annual bonus for the calendar year prior to the year of termination payable in a single lump sum on the same date that bonuses are paid to the Company’s other senior executives, but no later than March 15 of the year following termination; and

◦	Company-paid healthcare continuation coverage for Mr. Fanger and his dependents for one (1) year after the termination date, unless covered by comparable insurance by a subsequent employer.

Mr. Fanger's right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims. The Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

A copy of the Employment Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits
	No.	Description
	10.1	Employment Agreement, dated June 4, 2019 (and effective as of May 17, 2019), between Full House Resorts, Inc. and Lewis A. Fanger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: June 4, 2019	/s/ Lewis A. Fanger
Lewis A. Fanger, Senior Vice President, Chief Financial Officer & Treasurer